As Filed with the Securities and Exchange Commission on August 24, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

AMERICAN CANNABIS COMPANY, INC.

(Exact name of registrant as specified in its charter)

_____________________

Delaware (State or other jurisdiction of incorporation or organization)	200 Union Street, Ste. 200 Lakewood, CO 80228	90-1116625 (I.R.S. Employer Identification Number)
(Address, including zip code, of Principal Executive Offices)

_____________________

American Cannabis Company, Inc.

2015 Employee Incentive Plan

(Full title of the plan)

_____________________

INCORP Services, Inc.

919 North Market Street, Ste. 950

Wilmington, DE 19801

Telephone: 800-246-2677

(Name and address of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]	Non-accelerated filer [_]	Smaller reporting company [X]

___________________________

INTRODUCTION

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with respect to the issuance of 41,000,000 shares of its common stock, $0.00001 par value per share (the “Common Stock”), under the Registrant’s 2015 Employee Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to the individuals who are eligible to participate in the 2015 Employee Incentive Plan ("Plan") in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The general nature of the Plan is to enable the Registrant to attract and retain the services of (i) selected employees, officers, and directors of the Registrant or any parent or subsidiary of the Registrant and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Registrant.

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Participants may obtain additional information about the Registrant’s 2015 Employee Incentive Plan without charge by contacting: Secretary, American Cannabis Company, Inc., 200 Union St., Suite 200, Lakewood, Colorado 80228, or by calling 303-974-4770.

The total number of securities offered in this registration is 41 million common shares registered under Section 12g of the Securities Act.

“Eligible Person” under the Plan means any person who is an employee of the Registrant, or any Affiliate, or any person to whom an offer of employment with the Registrant or any Affiliate is extended, as determined by the Committee, or any person who is a Non-Employee Director, or any person who is Consultant to the Registrant.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Registrant’s 2015 Employee Incentive Plan are available without charge by contacting: Secretary, American Cannabis Company, Inc., 200 Union St., Suite 200, Lakewood, Colorado 80228, or by calling 303-974-4770.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)       The Registrant’s Form 10-K annual report for the year ended December 31, 2022, dated April 17, 2023.

(b)       All current and periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since September 12, 2016; and

(c)       The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 10-K filed with the Commission on April 13, 2015, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed (other than filings or portions of filings that are furnished under applicable Commission rules rather than filed) by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

In accordance with Item 509 of Regulation S-K, we hereby provide disclosure regarding compensation in excess of $50,000 paid to legal counsel involved in providing legal services related to the transactions described herein. This disclosure is intended to provide transparency and ensure compliance with regulatory requirements. Legal counsel has been engaged to provide ongoing legal advice and services. Pursuant to the terms of the engagement agreement, legal counsel is entitled to receive compensation for their services rendered. The compensation structure is designed to compensate legal counsel fairly and adequately for their expertise, time, and efforts devoted to the Registrant's corporate and securities law regulatory compliance obligations. This compensation has been determined based on the complexity of the legal work involved, the skill and experience of the legal professionals, and the prevailing market rates for similar legal services. The compensation paid to legal counsel is commensurate with the market value of legal services of this nature and complexity. The legal counsel's expertise and experience in mergers and acquisitions, corporate governance, and securities law compliance are integral to the success and smooth execution of the Registrant's current and future operations. The compensation reflects the significance of their role in ensuring legal compliance and risk mitigation. The compensation paid to legal counsel in connection with the transactions outlined in this document follows the regulatory requirements of Item 509 of Regulation S-K. The compensation is reflective of the value of the legal services provided and the experience of the legal professionals involved.

Item 6. Indemnification of Directors and Officers.

Delaware Statutes

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent of Delaware law, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Company Articles and By-Laws.

Article VII of the Company’s Certificate of Incorporation provides that:

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions trot in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit, it being the intention of this Article SEVENTH that a director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VIII of the Company’s Certificate of Incorporation provides that:

EIGHTH: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, (a) is or Was a director, officer, employee or representative (as officer, employee of representative are defined below) of the Corporation (as defined below), ,(b) is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or as its representative in a partnership, joint venture, list or other enterprise or (c) was a Predecessor Representative (as defined below), whether the basis of such action, suit or proceeding is and alleged action in an official capacity as director, officer, employee, representative, or Predecessor Representative, or in any other capacity while serving as a director, officer, employee or representative or Predecessor Representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation Such right shall be a contract right and stall include the right to be paid by the Corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified under this Article EIGHTH or otherwise.

Article VI of the Company's Bylaws provides:

Indemnification of Directors and Officers. Subject to the operation of Section 4 of this Article VII of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against any and all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding was authorized by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce an Officer or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article VII of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized by the Board of Directors of the Corporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
3(i)	Certificate of Incorporation (incorporated by reference from our Registration Statement on Form SB-2, filed on October 12, 1995).
3(i)(a)	Amendment to Certificate of Incorporation (incorporated by reference from our Form 14C filed on April 16, 2013
3(i)(b)	Amendment to Certificate of Incorporation (incorporated by reference from our Form 14 filed on September 9, 2014)
3(i)(c)	Amendment to Certificate of Incorporation Certificate of Amendment of the Restated Certificate of Incorporation of Brazil Interactive Media, Inc., effective as of September 29, 2014.
3(i)(e)	By Laws – Restated; (Incorporated by reference to the Company’s Form 8-K, March 13, 2018).
5.1	Legal Opinion of Mailander Law Office, Inc.*
10.1	2015 Equity Incentive Plan *

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Mailander Law Office, Inc. (included in its opinion filed as Exhibit 5.1 in this Registration Statement).*

* Filed herewith

Item 9. Undertakings.

(a)       Subsequent Disclosure

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       Incorporation by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 24, 2023.

AMERICAN CANNABIS COMPANY, INC.

By: /s/ Ellis Smith

Ellis Smith

Chief Executive Officer

Chief Financial Officer